Exhibit 99.1

Virtuix Signs Cooperative Research and Development Agreement with U.S. Navy

Naval Postgraduate School to Evaluate Omni One for Military Training and Simulation Applications

Agreement Expands Virtuix’s Defense Momentum and Builds on Growing Military

and Research Partnerships

Austin, TX — March 30, 2026 — Virtuix Inc. (NASDAQ: VTIX), a leading developer of full-body virtual reality systems, today announced it has signed a Cooperative Research and Development Agreement (“CRADA”) with the Naval Postgraduate School (“NPS”) in Monterey, California. Under the agreement, Virtuix will deliver an Omni One system to NPS’s Modeling, Virtual Environments, and Simulation (“MOVES”) Institute, where researchers will examine the suitability and effectiveness of small-footprint, omni- directional navigation technology for a range of tasks in the context of military training and simulation.

The CRADA represents an important step in Virtuix’s expanding defense market opportunity and supports the adoption of the Company’s Virtual Terrain Walk (“VTW”) technology for military and first responder use cases. NPS is a premier defense-focused academic and research institution whose work in simulation, combat modeling, and human performance directly supports U.S. military readiness and operational effectiveness.

This is Virtuix’s first formal research agreement with the U.S. Navy and builds on the Company’s growing traction across the defense market, including sales to the U.S. Army at West Point, the U.S. Air Force Academy, Yokota Air Force Base, and the U.S. Marine Corps. It also complements Virtuix’s broader defense-related initiatives, including its collaboration with UCF’s robotics program, where a humanoid robot was steered using Omni One.

“Following growing interest from the U.S. Army, U.S. Air Force, and U.S. Marine Corps, we are excited to see the U.S. Navy begin evaluating our Omni technology for training and simulation applications,” said Jan Goetgeluk, Founder and CEO of Virtuix. “We believe the agreement highlights the broader potential and adoption of our technology in defense. The insights from this collaboration will advance the development of Virtual Terrain Walk as we continue expanding our presence in the defense market.”

Virtual Terrain Walk is a multi-user system that lets soldiers “walk the battlefield before they fight on it,” or familiarize themselves with environments that have restricted access and availability like submarines and ships prior to deployment. VTW incorporates AI-driven 3D reconstruction that rapidly transforms real- world environments captured with 360-degree cameras into high-fidelity, photorealistic 3D worlds that can be navigated at will. Users can physically walk, run, and crouch in any direction inside geo-specific virtual worlds for ground combat mission planning and rehearsals, or inside geo-typical terrains for general training purposes. Watch a demo video of VTW here.

About Virtuix

Virtuix Inc. (NASDAQ: VTIX) is a leading manufacturer of full-body virtual reality systems for consumer, enterprise, and defense markets. The company’s premier portfolio of “Omni” omni-directional treadmills enables players to walk and run in 360 degrees inside video games and other virtual reality applications. With a commitment to innovation, Virtuix continues to push the boundaries of XR and AI, delivering immersive experiences to users worldwide. For more information, visit virtuix.com.

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Virtuix Inc.

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